Exhibit 10.16

TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT

This Transition, Separation and General Release Agreement (“Agreement”) is made by and between Joseph Sexton (“Employee”) and AppDynamics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee currently is employed by the Company as its President of Worldwide Field Operations pursuant to an offer letter dated October 31, 2012 (the “Offer Letter”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on October 31, 2012 (the “Confidentiality Agreement” and together with the Offer Letter, the “Employment Agreements”);

WHEREAS, the Company granted Employee the equity awards covering shares of the Company’s common stock listed on Exhibit A attached hereto (each, an “Equity Award”), each subject to the terms and conditions of the Company’s 2008 Stock Plan (the “Plan”) and an award agreement between the Company and Employee (collectively, the “Stock Agreements”);

WHEREAS, effective January 31, 2017 (the “Transition Date”), Employee will cease providing services in a full-time role;

WHEREAS, the Company desires for Employee to remain employed with the Company following the Transition Date in a part-time transition role through the Actual Termination Date (as defined in Section 1(c) below) (such period, the “Transition Period”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Transition; Termination Date; Employment Status.

(a) Transition. From the Effective Date through the Actual Termination Date, the Parties agree that Employee will continue to be employed with the Company pursuant to the current terms of the Employment Documents, as amended by this Agreement. On the Transition Date (or, the Actual Termination Date, if earlier), Employee will be deemed to have resigned from his employment as an officer of the Company and its subsidiaries voluntarily, without any further required action on Employee’s part; provided however, if the Company requests, Employee will execute any documents necessary to reflect his resignation.

(b) Transition Period Role. During the Transition Period, Employee will be employed by the Company on part-time basis of no more than 20 hours per week on average, reporting to the Company’s President and Chief Executive Officer. Employee’s responsibilities during the Transition Period shall include advising on the Company’s go-to-market activities and such other activities as may be reasonably requested by the Company. For the duration of the Transition Period, Employee agrees (i) not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company which shall not be unreasonably withheld, other than the relationships set forth on Exhibit B, and (ii) to abide by all Company policies and adhere to all obligations under previous agreements Employee has with the Company.

(c) Termination Date. Employee’s employment with the Company will terminate on January 31, 2018 (the “Expected Termination Date”), or earlier as provided in Section 1(h) (the date of Employee’s actual termination of employment with the Company, the “Actual Termination Date”).

(d) Base Salary. Prior to the beginning of the Transition Period, Employee will continue to receive his current base salary at a rate of $300,000 annually (payable in accordance with the Company’s normal payroll procedures). During the Transition Period, Employee will receive a base salary at a rate of $100,000 annually (payable in accordance with the Company’s normal payroll procedures).

(e) Bonus. Employee will be eligible to receive his quarterly cash bonus through the second quarter of fiscal 2017, subject to the terms and conditions of the bonus plan governing that bonus opportunity and such bonus will be paid within 60 days of the end of the quarter. Employee will not be eligible to receive any cash bonus payments during his remaining employment term with the Company (including, for the avoidance, during the Transition Period).

(f) Benefits. As an employee of the Company, Employee will continue to participate in the Company’s benefit programs in accordance with their respective terms and conditions. It is the expectation of the Parties that as of the Transition Date, Employee and his eligible dependents will no longer be eligible to participate in the Company’s health plan unless Employee and his eligible dependents timely eligible to continue coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed by COBRA. If so elected, the Company will reimburse Employee for the premiums necessary to continue group health insurance benefits for Employee and his eligible dependents (the “COBRA Premium Reimbursements”) following the Effective Date until the earliest of (i) the end of the Transition Period, (ii) the Actual Termination Date, (iii) the date upon which Employee and Employee’s dependents become covered under another employer’s group health plan, or (iv) the date the Company determines in good faith that it cannot provide the COBRA Premium Reimbursements without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act).

(g) Equity. Employee will continue to vest in his outstanding Equity Awards pursuant to the terms and conditions of the Stock Agreements until December 31, 2016. As of such date, Employee will be vested in 100% of his stock options and will have met the time-based vesting requirement for 156,250 of his restricted stock units. As of December 31, 2016, any portion of Employee’s outstanding Equity Awards for which Employee has not satisfied the applicable time-based vesting requirements, the Revenue Condition (as described in Section 3(a) of the Restricted Stock Unit Award Agreement between the Company and Employee dated December 8, 2015 (the “2015 RSU Agreement”), or any other performance condition except for the occurrence of (i) a Change in Control (as defined in the Plan) or (ii) the first date following the expiration of all lockup and blackout periods following the Company’s Initial Public Offering (as defined in the Plan) ((i) and (ii) in this Section 1(g) are referred to collectively as the “Liquidity Condition”) will immediately be forfeited and the underlying shares subject thereto returned to the Company. For the avoidance of doubt, for any Equity Awards that are restricted stock units for which the time-based condition vesting condition, Revenue Condition, or other performance condition (other than a Liquidity Condition) but not the Liquidity Condition has been satisfied as of December 31, 2016, that portion shall remain outstanding and be eligible to vest in accordance with the terms and conditions of the Stock Agreements, subject to Section 1(h) of this Agreement. For the further avoidance of doubt, any vesting acceleration provisions in any equity agreement regarding accelerated vesting in connection with a Change in Control shall remain applicable.

(h) Employment Status. This Agreement does not alter Employee’s status as an “at-will” employee and Employee is free to terminate his employment at any time prior to the Expected Termination Date, for any reason or no reason. Similarly, the Company is free to terminate Employee’s employment at any time prior to the Expected Termination Date, for any reason or for no reason.

(i) However, in the event Employee’s employment is terminated by the Company without Cause (as defined in the Offer Letter) prior to the Transition Date, Employee shall be entitled to (A) those severance benefits outlined in the Offer Letter based on the circumstances of Employee’s termination of employment with the Company and (B) extension of the post-termination exercise period for his vested and outstanding stock options until the earlier of (x) the original expiration date of such suck stock options or (y) the first date that is 6 months following the expiration of the lockup period following the initial public offering of the Company’s securities, and subject to earlier termination as set forth in Section 11 of the Plan. Employee acknowledges and agrees that pursuant to the regulations governing incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), any stock options that are incentive stock options shall not be treated as incentive stock options (notwithstanding that they may have been designated as incentive stock options) and shall be treated for tax purposes as a nonstatutory stock options following the Effective Date.

(ii) Further, in the event that, prior to December 31, 2016, Employee’s employment with the Company terminates due to Employee’s death or Disability (as defined in the Plan), then each Equity Award will be deemed to have satisfied as of the Employee’s employment termination date, (i) the time-based vesting requirements applicable thereto that otherwise would have been satisfied had Employee continued to remain employed with the Company through December 31, 2016 and (ii) to the extent the Liquidity Condition has not yet been satisfied, the Liquidity Condition applicable to the restricted stock units that have satisfied the time-based vesting requirements but have not yet vested.

(i) Computer. Employee may keep his Company-provided computer provided that prior to or upon his Actual Termination Date, he removes any Company confidential information from the computer and makes the computer available for inspection by the Company on such date.

(j) Acknowledgements. The Parties acknowledge and agree that neither entering into this Agreement nor carrying out any actions contemplated under Section 1(a) through (g) of this Agreement will constitute “cause” (or similar provision) or give rise to a “constructive termination” (or similar provision) under the Employment Agreements or Stock Agreements, as applicable. The Parties further acknowledge and agree that changes to the vesting provisions applicable to the Employee’s restricted stock units as described in Sections 1(g) and (h) of this Agreement specifically amend the 2015 RSU Agreement.

2. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

3. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, including, but not limited to, the Company’s professional employer organization, if applicable (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act (except as prohibited by law), the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Control and Reform Act, the Affordable Care Act, the California Family Rights Act, the California Labor Code (except as prohibited by law), the California Workers’ Compensation Act (except as prohibited by law), and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (a) any obligations incurred under this Agreement, (b) claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company), (c) any claims for indemnification under any agreement with the Company, the Company’s bylaws or by law and (d) any claims for coverage under any D&O or other similar insurance policy. Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 12, except as required by applicable law. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. This release does not extend to any right Employee may have to unemployment compensation benefits.

4. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has 21 days within which to consider this Agreement; (c) Employee has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

5. California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

6. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

7. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

8. Confidentiality. Except as otherwise prohibited or provided by law, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required or prohibited by law, Employee may disclose Separation Information only to his immediate family members, the court or arbitrator in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Except as otherwise provided for or allowed by law, Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

9. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

10. No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within 3 business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

11. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department. For the avoidance of doubt, responses to inquiries by auditors, the Company’s Board of Directors, the audit committee, or any government agency, as long as such responses are truthful, shall not constitute disparagement.

12. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT

TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), AND SHALL BE BROUGHT IN EMPLOYEE’S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, REPRESENTATIVE OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE OR REPRESENTATIVE PROCEEDING. NOTWITHSTANDING THE FOREGOING, EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY BRING A PROCEEDING AS A PRIVATE ATTORNEY GENERAL AS PERMITTED BY LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

13. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages.

15. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Employment Agreements and Stock Agreements (in each case, except as specifically amended herein).

23. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

24. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

25. Effective Date. Employee understands that this Agreement shall be null and void if not executed by him/her within 21 days. Employee has 7 days after signing this Agreement to revoke it. This Agreement will become effective on the 8th day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked before that date (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts and by facsimile or email PDF, and each counterpart and facsimile or email PDF shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

a. he has read this Agreement;

b. he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c. he understands the terms and consequences of this Agreement and of the releases it contains; and

d. he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

JOSEPH SEXTON, an individual

Dated: July 31, 2016	/s/ Joseph Sexton
Joseph Sexton

APPDYNAMICS, INC.

Dated: July 31, 2016	By:	/s/ David Wadhwani
David Wadhwani
President and Chief Executive Officer

EXHIBIT A

Equity Awards

Award ID	Agreement	Award Date	Award Amount (1)		Common Stock Owned	Outstanding Equity Awards	Common Stock Owned and Vested Outstanding Equity Awards as of 12/31/16
IR08-265	(A)	12/7/2012	208,333		208,333	0	208,333
R08-267	(B)	12/7/2012	155,006		0	155,006	155,006
R08-266	(C)	12/7/2012	155,005		0	155,005	155,005
NR08-265	(D)	12/7/2012	1,651,733	(2)	383,500	1,191,733	1,575,233
RSU-77	(E)	12/8/2015	600,000		0	600,000	156,250	*
		Totals	2,770,077		591,833	2,101,744	2,249,827

*	Represents the number of RSUs for which Mr. Sexton will have satisfied the time-based vesting requirements. The RSUs are eligible to vest in accordance with the terms of the applicable Stock Agreements.
(1)	Excludes transfer of 664,309 options by Mr. Sexton to Susan Beth Wilson pursuant to a DRO, and only includes common stock owned or outstanding awards owned by Mr. Sexton that are still subject to applicable agreement.
(2)	Mr. Sexton previously sold 76,500 of these shares in a tender offer.

Agreements

1.	Stock Option Agreement – Early Exercise dated December 7, 2012.

2.	Amended and Restated Stock Option Agreement – Early Exercise (Schedule D) dated December 7, 2012.

3.	Amended and Restated Stock Option Agreement – Early Exercise (Schedule C) dated December 7, 2012.

4.	Amended and Restated Stock Option Agreement – Early Exercise (Schedule B) dated December 7, 2012.

5.	Restricted Stock Unit Award Agreement dated December 8, 2015.

EXHIBIT B

Outside Relationships

1.	Executive in Residence with Greylock Partners

2.	Executive in Residence with Lightspeed Ventures

3.	Member of the board of directors of Crowdstrike